   UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 28, 2011

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

New York

13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On February 28, 2011, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the fourth quarter and year ended December 31, 2010.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated February 28, 2011

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  March 1, 2011

By:     /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated February 28, 2011

                                                                                                                  Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

--Kenneth Cole Productions Reports Fourth Quarter and Full Year 2010 Results --

-- Full Year Revenues Increase 11% to $457 million --

-- Return to Annual Profitability Driven by Improvement in all Three Operating Segments --

-- Announces Departure of Jill Granoff as CEO and Appoints Paul Blum to Serve as Vice Chairman

--Kenneth Cole to Serve as Interim CEO

New York, New York, February 28, 2011 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for its fourth quarter and full year ended December 31, 2010.

Full year revenues increased by 11.4% to $457.3 million, driven by increases in each of the Company’s three business segments: Wholesale, Consumer Direct, and Licensing.  Earnings for the full year increased to $2.1 million, or $0.11 per diluted share, compared to a loss of $63.2 million, or $(3.52) per diluted share in fiscal 2009.  The Company noted that fiscal 2010 earnings were reduced by approximately $7.2 million of non-recurring charges for professional fees, severance, and lease terminations related to accelerated store closings; fiscal 2009 earnings were reduced by $62.9 million or $3.16 per share for non-cash charges for deferred tax and other asset impairments.

The Company noted that the improvement in full year operating performance was the result of across-the-board growth in sales, improved merchandise margins due to stronger product, and the ongoing benefits of a more efficient operating infrastructure.

The Company noted that financial results for its fourth quarter ended December 31, 2010, largely reflected its strategic decision to accelerate the closing of underperforming stores.  The Company closed eight full-priced stores in 2010, has since closed an additional seven stores in the first quarter of fiscal 2011, and plans to close two more stores in the first half of 2011 for a total of 17 stores. While the accelerated closure of these stores, including the Company’s Rockefeller Center location, carries a negative, short-term financial impact in the form of charges and inventory liquidation activity, the Company noted that, beginning in the second quarter of fiscal 2011, it expects to realize an annual recurring benefit of approximately $8 million, or $0.40 per share pre-tax.

David Edelman, Chief Financial Officer, commented, “We believe that our business is now positioned to take advantage of significant untapped opportunities for growth.  We have closed our underperforming stores, put new leadership in place and, once the near-term impact of our decision to close underperforming stores is behind us, we expect to see a financial benefit that far outweighs these short-term costs.”

Fourth quarter revenues increased 10.5% to $120.8 million.  This growth was due to an 18.9% increase in Licensing and a 1% increase in Wholesale revenues, as well as a 16% increase in Consumer Direct revenues. Consumer Direct growth was largely driven by a 14.1% gain in comparable store sales which stemmed primarily from liquidation and clearance activity associated with the store closings.

Consolidated gross margin in the fourth quarter decreased 330 basis points to 43.5% compared to 46.8% in the year-ago period.  Margins in both the Company’s Consumer Direct and Wholesale segments were impacted by liquidation activities, which included an increase in off-price business in the quarter.  Selling, general, and administrative expenses (“SG&A”) declined by $8.9 million in the fourth quarter as compared to the year-ago period.  As a percent of revenues, SG&A decreased to 45.9% versus 58.7% in the prior year’s fourth quarter.

As a result of the above factors, the Company reported a fourth quarter net loss of $2.7 million, or $0.15 per share.  This included the direct impact of non-recurring charges as described above of $6.3 million.

 The Company noted that its balance sheet remained strong at December 31, 2010.  Inventory at the close of the quarter was $36.5 million compared to $29.1 million at this time last year.  A significant portion of the increase is to support the new Reaction men’s sportswear business.  On a two-year basis inventory was down 15.7%. Cash and cash equivalents were $83.4 million, up $14.9 million versus the end of last year.  The Company continues to operate with no long-term debt.

Mr. Cole commented, “We have maintained an excellent financial position and the ability to generate significant levels of cash.  We have continued to develop strategically, including recent initiatives to grow our wholesale business with the addition of both men’s and women’s sportswear.  Combined with a much healthier consumer direct business and a powerful licensing portfolio, we are poised and excited to take the next steps to grow our brands and our business.”

“While we will maintain our discipline on cost and efficiency,” concluded Mr. Cole, “we are also moving decisively to position our business to take advantage of opportunities by brand, category, and geography.  We believe that we have the potential both to resume our growth and to deliver significant, sustained profitability to create significant value for our shareholders.”

The Company announced in a separate release issued today that Jill Granoff will leave her position as Chief Executive Officer and resign as a Director of the Company, effective immediately. Kenneth Cole, Chairman and Chief Creative Officer, will serve as Interim Chief Executive Officer.  Additionally, the Company is pleased to announce that Paul Blum, who was with the Company for 15 years and served as President from 2002 to 2006, has agreed to return to the Company and assume the role of Vice Chairman.  Mr. Blum most recently served as Chief Executive Officer of David Yurman from 2006-2010.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release that are not historical facts may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings and closings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

 Kenneth Cole Productions, Inc.

(unaudited)

(In thousands, except	Quarter Ended		Year Ended
per share & outstanding share amounts)
	12/31/10	12/31/09	12/31/10	12/31/09

Net sales	$107,878	$98,497	$411,652	$370,955

Licensing and other revenue	12,929	10,876	45,676	39,445

Net revenue	$120,807	$109,373	$457,328	$410,400

Gross profit	52,500	51,238	195,863	171,004

Selling, gen’l & administrative (“SG&A”)	49,077	44,976	187,191	181,483
Store closings, impairments and other charges	6,316	19,280	7,192	20,006
Total SG&A	55,393	64,256	194,383	201,489

Operating (loss)/income	(2,893)	(13,018)	1,480	(30,485)

Interest & other income, net	61	70	326	484
Net investment gain/(loss)	677	(311)	1,174	(1038)
Total interest & other income/(expense), net	738	(241)	1,500	(554)

(Loss)/income before taxes	(2,155)	(13,259)	2,980	(31,039)

Income tax expense	550	38,731	896	32,199

Net (loss)/income	$(2,705)	$(51,990)	$2,084	$(63,238)

Net (loss)/income per share:Basic	$(0.15)	$(2.88)	$0.11	$(3.52)

Net (loss)/income per share:Diluted	$(0.15)	$(2.88)	$0.11	$(3.52)

Average shares outstanding:Basic	18,223,000	18,070,000	18,169,000	17,983,000

Average shares outstanding:Diluted	18,223,000	18,070,000	18,533,000	17,983,000

Balance Sheet Data:	12/31/10	12/31/09
Cash & Cash Equivalents	$83,395	$68,505
Accounts Receivable	35,779	30,204
Inventory	36,539	29,080
Total Assets	262,969	248,257
Working Capital	100,286	88,611
Accounts Payable & Accrued Expenses	43,608	36,336
Long-term Debt	-	-
Total Shareholders’ Equity	146,735	143,292